UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 12, 2022

Greenwave Technology Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

277 Suburban Drive, Suffolk, VA	23434
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 966-1432

N/A

Former name or former address, if changed since last report

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported on Form 8-K filed by Greenwave Technology Solutions, Inc., a Delaware corporation (the “Company”) on December 6, 2021, on November 29, 2021, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors as purchasers (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold, and the Investors purchased, approximately $37,700,000, which consisted of approximately $33.0 million in cash and $4.7 million of existing debt of the Company which was exchanged for the notes and warrants issued in this offering (collectively, the “Purchase Price”) in principal amount of senior secured convertible notes (the “Senior Notes”) and warrants (the “Warrants”). The transaction closed on November 30, 2021.

On September 12, 2022, the Company entered into waiver agreements (collectively, the “Waiver Agreement”) with certain of the Investors, pursuant to which the Investors waived certain liquidated damages owed to the Investors by the Company in exchange for the issuance to the Investors by the Company of warrants to purchase an aggregate of 2,726,043 shares of the Company’s common stock, par value $0.001 per share (the “LD Warrants”). The LD Warrants are substantially similar to the Warrants and are exercisable for five (5) years at an exercise price of $5.50, subject to adjustment under certain circumstances described in the LD Warrants.

Pursuant to the Waiver Agreement, the Company also agreed to reduce the exercise price of the Warrants from $7.52 (after giving effect to the Company’s 1:300 reverse stock split in February 2022) to $5.50, subject to further adjustment under certain circumstances described in the Warrants.

The issuance of the LD Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company has agreed to file a registration statement registering the resale by the Investors of the shares issuable upon exercise of the LD Warrants. The Company has agreed to file such registration statement with the Securities and Exchange Commission, or SEC, within 30 days following the date of the Waiver Agreement, and seek effectiveness as promptly as possible following the filing thereof.

The form of Waiver Agreement, LD Warrant and Warrant are attached to this Current Report on Form 8-K as Exhibits 1.1, 4.1 and 4.2, respectively, and are incorporated herein by reference. The foregoing description of the Waiver Agreement, LD Warrant and Warrant and the transactions contemplated thereby are not complete and are qualified in their entirety by the contents of the Waiver Agreement, LD Warrant and Warrant, respectively.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the LD Warrants issued by the Company described in Item 1.01 is incorporated herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2022, the Company terminated the employment of Howard Jordan, its Chief Financial Officer. The Company’s decision to terminate Mr. Jordan’s employment was not the result of a dispute or disagreement with Mr. Jordan.

On September 13, 2022, the Company hired Ashley Sickles as Chief Financial Officer, effective immediately. Previously, from June 2017 to August 2022, Mrs. Sickles served as Director of Finance for JAWS, Inc., a leading regional restaurant operator and franchisor with multiple locations. Mrs. Sickles holds a Master’s in Business Administration from Western Governors University and a Bachelor’s Degree in Accounting from West Virginia University. Mrs. Sickles will receive an annual base salary of $135,000 per year.

Item 9.01 Financial Statements and Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K:

(d) Exhibits.

Exhibit No.	Description of Exhibit
1.1	Form of Waiver Agreement
4.1	Form of LD Warrant
4.2	Form of Warrant (incorporated by reference to Exhibit 4.1 of the registrant’s Form 8-K filed with the Securities and Exchange Commission on December 6, 2021)
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

September 16, 2022	By:	/s/ Danny Meeks
	Name:	Danny Meeks
	Title:	Chief Executive Officer